As filed with the Securities and Exchange Commission on November 8, 2002
Registration No. 333-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933

KOMAG, INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	94-2914864

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1710 Automation Parkway
San Jose, California 95131
(Address of Principal Executive Offices)

2002 Qualified Stock Plan
2002 Employee Stock Purchase Plan
(Full title of the plans)

Thian Hoo Tan
Chief Executive Officer
1710 Automation Parkway
San Jose, California 95131
(408) 576-2000
(Name, address and telephone number of agent for service)

Copy to:
Kathleen B. Bloch, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount
Securities	Amount	Offering	Aggregate	of
to be	to be	Price Per	Offering	Registration
Registered (1)	Registered	Share(2)	Price	Fee

Common Stock, $0.01 par value, issuable pursuant to 2002 Qualified Stock Plan	2,825,000 shares	$2.90	$8,192,500	$753.71

Common Stock, $0.01 par value, issuable pursuant to 2002 Employee Stock Purchase Plan	300,000 shares	$2.90	$870,000	$80.04

TOTAL	3,125,000 shares	—	$9,062,500	$833.75

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2002 Qualified Stock Plan, (the “Plan”) and the Registrant’s 2002 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	The Proposed Maximum Offering Price Per Share was estimated in part pursuant to Rule 457(h) under the Securities Act, and, in part, pursuant to Rule 457(c) under the Securities Act. With respect to 2,825,000 shares which are subject to outstanding options to purchase Common Stock under the Plan and with respect to 300,000 shares of Common Stock available for future grant under the ESPP, the Proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) whereby the per share price was determined by reference to the average of the bid and asked price for the Common Stock as reported by the Nasdaq Over-the-Counter Bulletin Board on November 4, 2002, which average was $2.90.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

         The following documents and information previously filed with the Securities and Exchange Commission by Komag, Incorporated (“Komag”) are hereby incorporated by reference into this Registration Statement and, pursuant to Rule 428 promulgated under the Securities Act of 1933, as amended, into the Prospectuses relating to this Registration Statement:

         (1)  The registration statement on Form S-1, as amended, (SEC File No. 333-98785) filed under the Securities Act of 1933, as amended, in the form declared effective on October 8, 2002, including the prospectus filed on October 24, 2002 pursuant to Rule 424(b) under the Securities Act of 1933, as amended.

         (2)  The description of our common stock which is contained in our registration statement on Form 8-A filed on October 4, 2002 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

         All documents subsequently filed by Komag pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         Komag’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Komag’s Bylaws provide that Komag shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. Komag believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Komag’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in such capacity, regardless of whether the provisions of the General Corporation Law of Delaware would permit indemnification.

         Komag has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for under Delaware law, and in Komag’s Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify Komag’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Komag, arising out of such person’s services as a director or officer of Komag, any subsidiary of Komag, or any other company or enterprise to which the person provides services at the request of Komag. Komag believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

         The limited liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. Moreover, a stockholder’s investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit
Number

4.1	2002 Qualified Stock Plan (incorporated by reference to Appendix A to Schedule 14A Definitive Proxy Statement filed on August 30, 2002).

4.2	2002 Qualified Employee Stock Purchase Plan (incorporated by reference to Appendix B to Schedule 14A Definitive Proxy Statement Filed on August 30, 2002).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of KPMG, Independent Auditors.

23.3	Consent of Counsel (Contained in Exhibit 5.1)

24.1	Power of Attorney (see page II-4).

Item 9. Undertakings.

(a)	Komag hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Komag hereby undertakes that, for purposes of determining any liability under the Securities Act 1933, as amended, each filing of Komag’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of Komag pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of Komag, indemnification agreements entered into between Komag and its officers and directors, or otherwise, Komag has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Komag of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Komag will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act 1933, as amended, Komag certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 8th day of November 2002.

KOMAG, INCORPORATED

By:	/s/ THIAN HOO TAN

Thian Hoo Tan Chief Executive Officer and Chairman

POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints each of Thian Hoo Tan and Kathleen A. Bayless, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ THIAN HOO TAN Thian Hoo Tan	Chief Executive Officer and Chairman	November 8, 2002

/s/ KATHLEEN A. BAYLESS Kathleen A. Bayless	Vice President and Chief Financial Officer	November 8, 2002

/s/ PAUL BRAHE Paul Brahe	Director	November 8, 2002

/s/ CHRIS A. EYRE Chris A. Eyre	Director	November 8, 2002

/s/ NEIL S. SUBIN Neil S. Subin	Director	November 8, 2002

/s/ KENNETH SWIMM Kenneth Swimm	Director	November 8, 2002

/s/ DAVID G. TAKATA David G. Takata	Director	November 8, 2002

/s/ RAYMOND H. WECHSLER Raymond H. Wechsler	Director	November 8, 2002

/s/ HARRY VAN WICKLE Harry Van Wickle	Director	November 8, 2002

Michael Lee Workman	Director	November 8, 2002

Exhibit Index

Exhibit
Number

4.1	2002 Qualified Stock Plan (incorporated by reference to Appendix A to Schedule 14A Definitive Proxy Statement filed on August 30, 2002).

4.2	2002 Qualified Employee Stock Purchase Plan (incorporated by reference to Appendix B to Schedule 14A Definitive Proxy Statement filed on August 30, 2002).

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of KPMG, Independent Auditors

23.3	Consent of Counsel (Contained in Exhibit 5.1).

24.1	Power of Attorney (see page II-4).